Exhibit 99.1

News Release	Contact: Bruce Russell (310) 346-6131 brussell@cyanotech.com

Cyanotech Reports Financial Results for the First Quarter of Fiscal 2024

KAILUA KONA, Hawaii (August 11, 2023) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health dietary supplement products, announced financial results for the first quarter of fiscal year 2024, ended June 30, 2023.

Commenting on the first quarter fiscal year 2024 results, Cyanotech’s President and Chief Executive Officer, Matthew K. Custer, said:

“This quarter we continue to see the impact of consumers shifting their spend from goods to experiences and services and reallocation of spending related to the high cost of living.  Due to these shifting consumer trends, we have added a new position to the Company, Chief Strategic and Commercial Officer, to oversee and drive market strategy and revenue opportunities.”

“Our production is performing efficiently, and we are managing production volumes in line with sales demand to control costs.”

“I am optimistic about the Company's future as we continue to build brand awareness to our naturally derived high value nutritional products.”

First Quarter Fiscal 2024

Cyanotech reported net sales of $5,146,000 for the first quarter of fiscal 2024 compared to $6,716,000 for the first quarter of fiscal 2023, a decrease of 23.4%. Gross profit was $1,532,000, with gross profit margin of 29.8%, compared to gross profit of $2,318,000, with gross profit margin of 34.5%. Operating loss for the first quarter of fiscal 2024 was $1,209,000 compared to operating loss of $425,000 in the same period of the prior year. Net loss for the current fiscal quarter was $1,369,000, or $0.22 per diluted share, compared to net loss of $472,000, or $0.08 per diluted share, for the same period of the prior year.

Trailing Twelve Months

For the trailing twelve months ended June 30, 2023, compared to the trailing twelve months ended June 30, 2022, net sales were $21,607,000 compared to $33,720,000, respectively.  Gross profit was $6,473,000, with gross profit margin of 30.0%, compared to $12,212,000 and 36.2%.  Net loss was $4,337,000, or $0.69 per diluted share, compared to net income of $1,161,000, or $0.19 per diluted share.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

Please review the Company’s Form 10-Q for the period ended June 30, 2023 for more detailed information.

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— Cyanotech will host a virtual broadcast at 8:00 PM EST on Monday, August 14, 2023 to respond to questions about its operating results and other topics of interest. Interested parties are asked to submit questions to questions@cyanotech.com before 12 p.m. (noon) EST on Monday, August 14, 2023. The Company will respond only to relevant questions relating to the Company’s first quarter fiscal 2024 financial performance and will not be accepting any questions or comments during the broadcast.

To join the broadcast, please browse http://cyanotech.com/meet approximately five minutes prior to the start time.

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About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for more than 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all-natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity*. All Cyanotech products are produced from microalgae grown at our 96-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (“GRAS”) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the Food and Drug Administration. Visit www.cyanotech.com for more information.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

Financial Tables Follow: The following tables do not contain footnotes or other information contained in the Company’s Form 10-Q for the first quarter fiscal 2024 ended June 30, 2023, which can be found on the Cyanotech website (www.cyanotech.com) under Investors>Investor Filings upon filing. As such, the following Financial Tables are provided only as a guide and other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash	$648	$974
Accounts receivable, net of allowance for credit losses of $11 as of June 30, 2023 and $64 as of March 31, 2023	1,794	1,331
Inventories	10,506	10,707
Prepaid expenses and other current assets	378	484
Total current assets	13,326	13,496

Equipment and leasehold improvements, net	11,065	11,366
Operating lease right-of-use assets, net	4,656	4,776
Other assets	85	90
Total assets	$29,132	$29,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,721	$1,021
Accrued expenses	821	1,101
Customer deposits	77	89
Operating lease obligations, current portion	494	483
Line of credit	1,770	1,540
Line of credit – related party	750	500
Current maturities of long-term debt	3,313	3,369
Total current liabilities	8,946	8,103

Long-term debt, less current maturities	1,000	1,000
Long-term operating lease obligations	4,146	4,275
Other long-term liabilities	—	3
Total liabilities	14,092	13,381

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock of $0.02 par value, authorized 50,000,000 shares; issued and outstanding 6,291,086 shares at June 30, 2023 and 6,271,971 shares at March 31, 2023	126	125
Additional paid-in capital	33,917	33,856
Accumulated deficit	(19,003)	(17,634)
Total stockholders’ equity	15,040	16,347
Total liabilities and stockholders’ equity	$29,132	$29,728

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2023	2022

Net sales	$5,146	$6,716
Cost of sales	3,614	4,398
Gross profit	1,532	2,318

Operating expenses:
General and administrative	1,274	1,329
Sales and marketing	1,276	1,168
Research and development	191	246
Total operating expenses	2,741	2,743

Loss from operations	(1,209)	(425)

Interest expense, net	(160)	(44)

Loss before income taxes	(1,369)	(469)

Income tax expense	—	3

Net loss	$(1,369)	$(472)

Net loss per share:
Basic	$(0.22)	$(0.08)
Diluted	$(0.22)	$(0.08)

Shares used in calculation of net loss per share:
Basic	6,290	6,204
Diluted	6,290	6,204

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

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